Exhibit 99.05

CONSENT

     The undersigned, who has agreed to serve as a member of the Board of Directors of Symantec Corporation (the “Company”) following the completion of the merger between VERITAS Software Corporation and Carmel Acquisition Corp., a wholly owned subsidiary of the Company, hereby grants the Company consent to use his name in its Registration Statement on Form S-4 and all amendments, including post-effective amendments, to the Registration Statement.

Dated: February 9, 2005

/s/ GARY L. BLOOM
Gary L. Bloom